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                                    EXHIBIT 2

                                 PLAN OF MERGER

                  WHEREAS, Kyzen Corporation ("Kyzen") is a corporation duly organized and validly existing under the laws of the State of Utah;

                  WHEREAS, Kyzen Acquisition Corporation ("KAC") is a corporation duly organized and validly existing under the laws of the State of Tennessee and a wholly-owned subsidiary of Kyzen;

                  WHEREAS, the Boards of Directors of Kyzen and KAC have each determined that it is advisable that Kyzen merge with and into KAC upon the terms and conditions provided herein (the "Merger"); and

                  WHEREAS, the Boards of Directors of Kyzen and KAC have approved this Plan of Merger between Kyzen and KAC.

                  NOW, THEREFORE, Kyzen and KAC hereby agree to merge into a single corporation as follows:

                  FIRST: Pursuant to this Plan of Merger, Kyzen shall be merged with and into KAC and the separate corporate existence of Kyzen shall thereupon cease (the "Merger"). KAC shall be the surviving corporation (the "Surviving Corporation") and shall retain its corporate identity and succeed to all of the rights, assets, liabilities and obligations of KAC and Kyzen.

                  SECOND: The Merger shall become effective on the later of the filing of Articles of Merger with the Secretary of State of Tennessee and the filing of Articles of Merger with the Secretary of State of Utah, such time being hereinafter referred to as the "Effective Time."

                  THIRD: (a) KAC Stock. At the Effective Time, each share of Common Stock, $.01 par value per share, of KAC (the "KAC Common Stock") issued and outstanding immediately prior to the Effective Time shall automatically be redeemed by the Surviving Corporation and, upon payment to the former holders thereof, shall have no further rights or represent any further claim against the Surviving Corporation.

                  (b) Kyzen Securities. (i) At the Effective Time, each share of Common Stock, $.01 par value per share, of Kyzen (the "Kyzen Common Stock"), issued and outstanding immediately prior to the Effective Time, other than shares to be canceled pursuant to subparagraph (b)(iii) hereof below, by virtue of the Merger and without any action on the part of the holder thereof, shall automatically be converted into the right to receive one fully paid and non-assessable share of the KAC Common Stock. At the Effective Time, no shares of Kyzen Common Stock shall be outstanding and all such shares shall automatically be canceled and returned and shall cease to exist.

                      (ii) As a result of the Merger, each certificate nominally representing shares of Kyzen Common Stock shall for all purposes be deemed to evidence the ownership of a like number of shares of KAC Common Stock. The holders of certificates of Kyzen Common Stock shall not be required immediately to surrender the

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certificates in exchange for certificates of KAC Common Stock but, as certificates nominally representing shares of Kyzen Common Stock are surrendered for transfer, KAC will cause to be issued certificates for a like number of shares of KAC Common Stock.

                      (iii) Each share of Kyzen Common Stock issued and held in Kyzen's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall automatically be canceled and retired and shall cease to exist without payment of any consideration therefor.

                      (iv) As a result of the Merger, each outstanding warrant to purchase one share of Kyzen Common Stock (each a "Kyzen Warrant"), whether or not then vested or exercisable, will automatically be converted into a warrant to purchase one share of KAC Common Stock (each a "KAC Warrant"). The holders of Kyzen Warrant certificates shall not be required immediately to surrender the certificates in exchange for certificates of KAC Warrants but, as certificates nominally representing Kyzen Warrants are surrendered for transfer, KAC will cause to be issued certificates for a like number of KAC Warrants.

                      (v) As a result of the Merger, each outstanding option to purchase one share of Kyzen Common Stock (each a "Kyzen Option"), whether or not then vested or exercisable, will automatically be converted into an option to purchase one share of KAC Common Stock (each a "KAC Option") on the same terms and conditions. The holders of Kyzen Options shall not be required immediately to surrender their option agreements in exchange for option agreements for KAC Options.

                      (vi) As a result of the Merger, each preferred share purchase right issued with each share of Kyzen Common Stock and representing the right to purchase 1/100th of a share of Kyzen's Series A Junior Participating Preferred Stock will automatically be converted into one preferred share purchase right representing the right to purchase 1/100th of a share of KAC's Series A Junior Participating Preferred Stock, which will have identical rights and preferences as Kyzen's Series A Junior Participating Preferred Stock.

                  FOURTH: The Charter of KAC in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation, until duly amended in accordance with applicable law; provided, however, Article 1 shall hereby be deleted in its entirety and replaced with the following:

                  1. Name. The name of the corporation is Kyzen Corporation.

                  FIFTH: The Bylaws of KAC in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

                  SIXTH: The members of the board of directors and the officers of Kyzen immediately prior to the Effective Time shall be the members of the board of directors and the officers, respectively, of the Surviving Corporation, until their respective successors are elected and qualified.


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                  SEVENTH: KAC agrees that it may be served with process in
Tennessee in any proceeding for enforcement of any obligation of Kyzen as well as for the enforcement of any obligation of KAC arising from the Merger.

                  EIGHTH: This Plan of Merger may be terminated and abandoned by action of the board of directors of Kyzen at any time prior to the Effective Time, whether before or after approval by the shareholders of the two corporate parties hereto.

Dated: May 25, 1999